Exhibit 21.1

Subsidiaries of ODDITY Tech LTD.

Name	State or Other Jurisdiction of Incorporation or Organization
Il MAKIAGE BEAUTY I.L LTD	Israel

IL MAKIAGE GB LTD	United Kingdom

I.M. GLOBAL RETAIL LIMITED PARTNERSHIP	Israel

IM INDUSTRIES INC.	New Jersey

IM PROFESSIONAL MAKEUP INC.	New York

IM PRO MAKEUP NY L.P.	New York

IM RETAIL MANAGEMENT LTD	Israel

MISS BEAUTY LTD	Israel

NEOWIZE INC	Delaware

NEOWIZE LTD	Israel

SPOILEDCHILD INC.	Delaware

VOYAGE81 LTD	Israel